Exhibit 21.0

Subsidiaries of Registrant

As of January 14, 2025 (100% direct ownership by Magnolia Bancorp, Inc.)

Name	Parent Company	State of Incorporation
Mutual Savings and Loan Association	Magnolia Bancorp, Inc.	Federally chartered

NOTE: Upon completion of its conversion from mutual to stock form on January 14, 2025, Mutual Savings and Loan Association became a wholly-owned subsidiary of Magnolia Bancorp, Inc.